EXHIBIT 99.1

COVANTA TO EXCHANGE CHINA ASSETS FOR CASH AND STAKE IN SANFENG ENVIRONMENT

MORRISTOWN, N.J., July 7, 2015 -- Covanta Holding Corporation (NYSE: CVA) ("Covanta" or the "Company"), a leading global owner and operator of Energy-from-Waste ("EfW") infrastructure, today announced that it has entered into an agreement to swap its existing project equity interests in China for an approximately 15 percent share in Chongqing Sanfeng Environmental Industrial Group Co., Ltd (“Sanfeng Environment”). Covanta and Sanfeng Environment established a joint venture in 2007, and together have participated in the China EfW market through project and technology development, construction and O&M services, and equipment supply.

In connection with the swap, Covanta has also entered into an equity transfer agreement with CITIC Environment, a subsidiary of CITIC Limited, China’s largest conglomerate enterprise, for the sale of approximately 90 percent of its post-closing interest in Sanfeng Environment. This sale is expected to result in cash proceeds to Covanta of approximately $110 million.

The equity swap and sale transactions, which are expected to be completed by late 2015 and early 2016, respectively, are subject to Chinese government approvals.

“This is a great transaction that demonstrates the success of Covanta’s investments in China to date, valuing our assets at approximately double their book value, while repositioning us to explore potential new opportunities in this very large and dynamic market going forward,” said Stephen J. Jones, Covanta’s President and CEO. “We expect to redeploy the proceeds from this sale according to our stated capital allocation policy, including towards new growth opportunities both in the US and internationally.”

About Covanta
Covanta is a world leader in providing sustainable waste and energy solutions. The Company's 45 Energy-from-Waste facilities provide communities and businesses around the world with environmentally sound solid waste disposal by using waste to generate clean, renewable energy. Annually, Covanta's modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into clean, renewable electricity to power approximately one million homes and recycle approximately 500,000 tons of metal. Energy-from-Waste facilities reduce greenhouse gases, complement recycling and are a critical component to sustainable solid waste management. For more information, visit www.covanta.com.

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